As filed with the Securities and Exchange Commission on January 31, 2019

Registration No. 333-199172

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
______________________
FACEBOOK, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-1665019
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
1601 Willow Road
Menlo Park, California 94025
(Address of Principal Executive Offices) (Zip Code)

Non-Plan Restricted Stock Unit Awards
(Full Title of the Plans)
______________________
David M. Wehner
Chief Financial Officer
Facebook, Inc.
1601 Willow Road
Menlo Park, California 94025
(Name and Address of Agent For Service)
(650) 543-4800
(Telephone Number, including area code, of agent for service)
______________________

Copies to:

James D. Evans, Esq. Ran D. Ben-Tzur, Esq. Fenwick & West LLP 801 California Street Mountain View, California 94041 (650) 988-8500	Colin S. Stretch, Esq. David W. Kling, Esq. Michael L. Johnson, Esq. Facebook, Inc. 1601 Willow Road Menlo Park, California 94025 (650) 543-4800
______________________
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
Deregistration of Securities

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-199172) (the “Registration Statement”), filed with the Securities and Exchange Commission on October 6, 2014 by Facebook, Inc. (the “Registrant”), pertaining to the registration of 37,475,271 shares of the Registrant’s Class A common stock, par value $0.000006 per share (the “Shares”), issuable upon settlement of certain Non-Plan Restricted Stock Unit Awards (the “Awards”). The Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to withdraw and deregister the unissued Shares underlying the Awards that were registered under the Registration Statement and remain unissued.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478, the Registrant has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on this 31st day of January 2019.

FACEBOOK, INC.
By: /s/ David M. Wehner
David M. Wehner
Chief Financial Officer